FOR IMMEDIATE RELEASE

McCORMICK ANNOUNCES APPOINTMENT OF ALAN WILSON AS PRESIDENT  AND COO; OTHER EXECUTIVE AND ORGANIZATIONAL CHANGES ANNOUNCED

SPARKS, MD, DECEMBER 12 - - - McCormick & Company, Incorporated (NYSE:MKC), today announced several executive and organizational changes effective January 1, 2007.

Alan D. Wilson will be promoted to President and Chief Operating Officer.  Wilson will continue to report directly to Robert J. Lawless who has relinquished the title of President and will become Chairman and Chief Executive Officer of the Company.  Wilson will have responsibility for McCormick’s consumer and industrial businesses in North America and the Asia/Pacific region, as well as the Company’s supply chain and information technology.

Wilson joined McCormick in 1993 and was most recently President — North American Consumer Foods and Supply Chain.  His assignments included President, McCormick Canada from 1998 to 2001, Vice President & General Manager, Sales and Marketing for the U.S. consumer business from 2001 to 2003, and President, U.S. Consumer Foods from 2003 to 2005.   Prior to McCormick, Wilson held increasingly responsible positions in product supply at Proctor & Gamble.

Lawless commented, “Alan has a great diversity of experience in general management and supply chain, and he has demonstrated his leadership capabilities in each position he has held.  He is respected as a leader who sets direction, is willing to make decisions, and is comfortable with complexity.”

Mark T. Timbie will be promoted to President, North American Consumer Foods, reporting to Alan.  In addition to the Company’s consumer business in the U.S. and Canada, Mark will be responsible for businesses in Mexico and Central America as well as all U.S. manufacturing plants.  Mark joined McCormick in 1996 as Vice President Sales & Marketing for the U.S. consumer business.  As President, McCormick Canada he led a significant restructuring of the business, and currently serves as President — International.

Lawrence E. Kurzius will be named President - Europe and based in the U.K. will manage both the consumer and industrial businesses for Europe, Middle East and Africa.  Lawrence will report to Bob Lawless.  Lawrence joined McCormick in 2003 when the Company acquired Zatarain’s and is currently President — U.S. Consumer Foods.  Iwan Williams, who currently leads the European organization and consumer business, plans to leave McCormick at the end of January.

Commenting further, Lawless said, “Alan, Mark and Lawrence have developed a great track record of accomplishments and have become respected leaders at the Company.  They have an excellent understanding of our business and the food industry.  Their appointments reflect the continuation of succession planning that has been underway for several years.  I look forward to working with them in these new roles and am confident that they will continue to contribute to our success.”

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry — to foodservice and food manufacturers as well as to retail outlets.

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For information contact:

Corporate Communications:	Investor Relations:
John McCormick	Joyce Brooks
(410) 771-7110	(410) 771-7244
john_mccormick@mccormick.com	joyce_brooks@mccormick.com

12/2006